EXHIBIT 4(x)


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                          SECURITIES PURCHASE AGREEMENT

      This Securities Purchase Agreement (the "Agreement"), dated as of April 9, 1998, is entered into by and between _________________________ ("Purchaser") and The Tirex Corporation (the "Company"). This is the Agreement referred to as the "Purchase Agreement" in the Registration Rights Agreement (as defined in Section 6(b) hereof). The price of $250,000 (the "Purchase Price").

      The Parties hereto agree as follows:

      1. Purchase and Sale of Securities. Upon the basis of the representations and warranties, and subject to the terms and conditions set forth in this Agreement, the Company covenants and agrees to sell to the Purchaser on the Closing Date (as hereinafter defined) 10 Units, each consisting of: (i) a 10% Convertible Subordinated Debenture in the principal amount of $25,000 United States Dollars (each a "Debenture"); and (ii) 100,000 Warrants to purchase a like number of shares of its Common Stock, par value (the "Warrants"). The Debenture is convertible in accordance with the terms and conditions of the Debenture, the form of which is annexed hereto as Exhibit D, at any time on the dates set forth in the Debenture (any such date of conversion, being called herein a "Conversion Date") into shares of Common Stock of the Company (the "Conversion Shares). Prior to March 31, 1998, the Conversion Shares shall be purchased at a purchase price equal to 85% of the average closing bid price of the Common Stock as reported by the National Association of Securities Dealers Automated Quotation Small-Cap Market System ("NASDAQ") averaged over the five day period prior to the Company receiving a notice of conversion; provided, however, that in the event the Common Stock is not then traded on NASDAQ, the conversion price will equal 85% of the average closing bid price of the Common Stock as reported by the National Association of Securities Dealers Automated Quotation Small-Cap Market System ("NASDAQ") averaged over the five day period prior to the Company receiving a notice of conversion; provided, however, that in the event the Common Stock is not then traded on NASDAQ, the conversion price will equal 85% of the average closing bid price of the Common Stock on the National Association of Securities Dealers, Inc. ("NASD") Over-the-Counter Electronic Bulletin Board System during such five day period the (the "Conversion Price"). On or subsequent to March 31, 1998, the conversion price shall be reduced from 85% to 75%. The Company will file a registration statement under the Act covering the shares of Common Stock issuable upon conversion of the Debentures as promptly as practicable after the expiration of the Offering Period and will use its best efforts to cause such registration statement to be declared effective by the SEC within 120 days after the later of the termination or the final Closing Date of the Offering, as described in the Company's Confidential Private Offering Memorandum dated November 5, 1997 and all supplements thereto (the "Memorandum") and will use its best efforts to cause such registration statement to be declared effective by the SEC within 120 days after the later of the termination or the final Closing Date of the Offering. To the extent any portion of the Debenture is converted prior of the earlier of March 31, 1998 the Purchaser of the Warrants sold as a portion of the Units purchased shall lose his right to exercise such portion of the Purchaser's Warrants as such portion relates pro rata to the portion of the Debenture exercised. By way of example, if a Purchaser of one Unit converts 5,000 (20% of the Debenture) of a Debenture prior to March 31, 1998.

      18. Non-Delivery of the Shares. If, within three business days of the date after receipt by the Company of the Original Documentation, the Company shall fail to (i) issue the Conversion Shares of Warrant Shares, and (ii) deliver to the Purchaser the Conversion Shares or Warrant Shares for any reason other than failure by the Purchaser to comply with its obligations hereunder, then the Company shall:

            (a) hold the Purchaser harmless against any loss, claim or damage arising from or as a result of such failure by the Company (including, without limitation, any such loss, claim or damage resulting from an obligation to resell the Conversion Shares or Warrant Shares); and


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            (b) reimburse the Purchaser for all of its out-of-pocket expenses reasonably incurred, including fees and disbursements of its counsel, incurred by the Purchaser in connection with this Agreement and the transactions contemplated herein; provided, however that the Company shall not have further liability to the Purchaser except as provided for in this
      Section 18.

      IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer(s) of each party hereto as of the date first written.

                                                   Purchaser:

                                                   _____________________________
                                                   Name:

                                                   The Tirex Corporation

                                                   _____________________________
                                                   Name:
                                                   Title:


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